UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 28, 2010

Pet DRx Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-51596	56-2517815
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

215 Centerview Drive, Suite 360, Brentwood, Tennessee		37027
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	615-369-1914

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

In response to a comment letter that Pet DRx Corporation (the "Company") received from the Staff of the Securities and Exchange Commission (the "SEC") in connection with a review of the Company’s Registration Statement on Form S-3 filed with the SEC (for which a registration withdrawal request on Form RW was filed with the SEC on March 18, 2010), the Company recently reevaluated the accounting treatment of certain of the Company’s outstanding warrants. As a result of this reevaluation, as well as discussions with the Staff of the SEC, on March 28, 2010, the Audit Committee of the Board of Directors of the Company concluded to restate the Company’s consolidated statement of operations and balance sheet for the quarterly period ended September 30, 2009 to account for certain of the Company’s outstanding warrants as derivatives in conformity with Financial Accounting Standards Board guidance. The Company will include the restated condensed consolidated statement of operations and balance sheet for the quarterly period ended September 30, 2009 in the consolidated financial statements included within its Annual Report on Form 10-K for the year ended December 31, 2009. These restated amounts had no impact on the previously reported cash flows of the Company or to the Company’s previously reported loss from operations.

During 2009, the Company issued and sold in a private placement an aggregate of $6,500,000 in original principal amount of its senior secured convertible notes (the "Senior Notes") together with warrants (the "Financing Warrants") to purchase up to 15,000,000 shares of its common stock. Initially, the Company determined appropriately that derivative accounting treatment must be afforded to the Financing Warrants pursuant to their original terms in conformity with applicable Financial Accounting Standards Board guidance. On August 31, 2009, as previously disclosed on a Current Report on Form 8-K filed with the SEC on September 3, 2009, the Financing Warrants were amended to provide that if the Company subsequently issues additional common stock or common stock equivalents at an effective purchase price less than the then-applicable exercise price of the Financing Warrants and also below the fair market value of the Company’s common stock at such time, then the exercise price of the Financing Warrants will be reduced to such lower price. This amendment added a second trigger for full anti-dilution protection if the Company subsequently issues additional common stock or common stock equivalents at a price below $0.10 per share. The second trigger requires that, in addition to a price below $0.10 per share, such issuance must also include an effective purchase price below then-current fair market value of the common stock. As a result of this amendment, the Company had initially determined (prior to the reevaluation described above) that the Financing Warrants were no longer derivative instruments and, therefore, derivative accounting treatment was no longer appropriate for the Financing Warrants and discontinued such treatment on August 31, 2009. As a result of this reevaluation, the Company will account for the Financing Warrants as derivatives for all of 2009.

In light of the foregoing, on March 28, 2010, the Audit Committee of the Board of Directors of the Company determined that the Company’s previously issued condensed consolidated financial statements for the quarter ended September 30, 2009 should no longer be relied upon. The Company has no evidence that the restatement is due to any material noncompliance by the Company, as a result of misconduct, with any financial reporting requirement under the securities laws. This change in accounting treatment of the Financing Warrants has no impact on the Company’s conclusion that its disclosure controls and procedures were effective as reflected in any of the Company’s previously issued condensed consolidated financial statements. The Audit Committee and the executive officers of the Company have discussed the matters disclosed in this Current Report on Form 8-K with SingerLewak LLP, the Company’s independent registered public accounting firm.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pet DRx Corporation

March 31, 2010	By:	George A. Villasana

Name: George A. Villasana
Title: Executive Vice President, General Counsel & Secretary